Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-186372  on Form N-1A of our report dated October 15, 2025 relating to the financial statements and financial highlights of Fidelity Tactical Bond ETF, appearing on Form N-CSR of Fidelity Merrimack Street Trust for the year ended  August 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 19, 2025